UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2005

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On March 26, 2005, we entered into an Asset Purchase and License Agreement dated as of March 25, 2005 (Agreement), with Sunol Molecular Corporation (Sunol) and Altor Bioscience Corporation, pursuant to which we agreed to acquire the assets and technology constituting Sunol’s Tissue Factor antagonist program. More specifically, such assets include those molecules, antibodies and fragments that are capable of binding to or otherwise suppressing or inhibiting the activity of a tissue factor protein, and related technology and patent rights. One such antibody is Sunol’s cH36 (to be renamed TNX-832), a chimeric anti-tissue factor monoclonal antibody IgG4, which is currently in a Phase 1/2 clinical trial in patients suffering from acute lung injury (ALI) / acute respiratory distress syndrome (ARDS). Sunol is also granting a non-exclusive license to Tanox under its plant expression patents and know-how for the research, development, manufacture and commercialization of tissue factor antagonists.

In consideration for the assets and license grant, we agreed to pay Sunol $6 million cash and to issue up to 800,000 shares of Tanox common stock. In recognition of the ongoing clinical trial, Tanox also agreed to pay Sunol a royalty of 1% on net sales of certain tissue factor antagonist antibodies for the treatment of ALI/ARDS or sepsis, to the extent annual net sales exceed $100 million, and 2% on the net sales for those indications that exceed $500 million in a calendar year. Sunol and, to the extent it distributes the shares to its shareholders, the shareholders of Sunol have certain registration rights with respect to the shares. To secure Sunol’s indemnification obligations under the Agreement, 275,000 of the shares will be held in escrow for up to three years after closing.

Item 3.02 Unregistered Sale of Equity Securities.

Pursuant to the Agreement, Tanox agreed to issue up to 800,000 shares of Tanox common stock as part of the consideration for Sunol’s Tissue Factor antagonist program and non-exclusive license. On March 31, 2005, those shares were issued to Sunol without registration under the Securities Act of 1933, as amended, in reliance on the exemption from registrationprovided in Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder. Each of the stockholders of Sunol who may receive shares of Tanox common stock has provided information that such stockholder is an accredited investor for purposes of Rule 506.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2005	TANOX, INC.

	By:	Nancy T. Chang
Nancy T. Chang
President and Chief Executive Officer

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